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                                                                       EXHIBIT 5

           [Letterhead of Lange, Simpson, Robinson & Somerville LLP]

                                March 3, 2000


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

          Re:  Regions Financial Corporation
               S-3 Registration Statement


Ladies and Gentlemen:

     As counsel for Regions Financial Corporation ("Regions"), we furnish this opinion in connection with registration statement no. 333-89759 and this registration statement, under which Regions has registered under the Securities Act of 1933 a total of 78,196 shares of Regions common stock (the "Shares") for sale by Merrill Lynch International.

     We have examined and are familiar with this registration statement and registration no. 333-89759 on Form S-3 filed with the Securities and Exchange Commission, as such registration statements have been amended to date. We have examined and are familiar with the records relating to the organization of Regions and the documents and records as we have deemed relevant for purposes of rendering this opinion.

     Based on the foregoing, it is our opinion that the Shares are validly authorized for issuance and when issued to Merrill Lynch International will be validly issued, fully paid and non-assessable, free of any preemptive or other similar rights.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to Lange, Simpson, Robinson & Somerville LLP under the caption "Opinions" in the prospectus forming a part of the registration statement.

                                    Very truly yours,

                      /s/ Lange, Simpson, Robinson & Somerville LLP